Exhibit 10.65

February 5, 2008

Edwin Morgens

Morgens, Waterfall, Vintiadis & Co.

600 Fifth Avenue

27th Floor

New York, NY 10020

Dear Ned:

Pursuant to the Wayside Technology Group, Inc. 2006 Stock-Based Compensation Plan (the "Plan"), the Plan's administrative committee (the "Committee") hereby grants to you 2,500 restricted shares of Common Stock, par value $.01 per share ("Award").

This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. All capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Subject to your continued service as a director with the Company, the restrictions on your Award shall lapse with respect to 125 shares in 20 equal quarterly installments commencing on the fifth day of the month of February 2008.

Notwithstanding any section of the Plan to the contrary, and provided you remain in the service of the Company until such event, upon the occurrence of (i) a Change in Control, (ii) your death, or (iii) your Disability all shares subject to your Award will automatically become free from restriction.

If your service as a director for the Company is terminated for Cause prior to the lapse of the restrictions on all or any portion of your Award, such portion of your Award shall be immediately forfeited on such date with no further compensation due to you.

During the term of this Award, you shall have the right to vote shares of restricted stock, regardless of whether such shares are vested, and to receive an amount equal to the dividends or other distributions declared or made on an equivalent number of shares of the Company's common stock during the applicable restriction period. Any such dividends will be paid currently.

At the time that the restrictions lapse, you must make appropriate arrangements with the Company concerning withholding of any taxes that may be due with respect to such Common Stock. You may tender cash payment to the Company in an amount equal to the required withholding or request the Company retain the number of shares of Common Stock whose fair market value equals the amount to be withheld. As promptly thereafter as possible, the Company will issue certificates for the shares released from restrictions.

The Company may impose any additional conditions or restrictions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Please sign and return a copy of this agreement to the Company, designating your acceptance of this Award. Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by the applicable terms of such document.

Very truly yours,

WAYSIDE TECHNOLOGY GROUP, INC.

By:	/s/ Simon F. Nynens

ACKNOWLEDGED AND ACCEPTED

/s/ Edwin Morgens
Edwin Morgens

Dated:

Enclosure (Copy of Plan)